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                                EXHIBIT 1.A.(9)

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                      PARTICIPATION/DISTRIBUTION AGREEMENT



    THIS AGREEMENT, is hereby entered into on this day of December, 1995, between Protective Life Insurance Company (Protective Life), a life insurance company organized under the laws of the State of Tennessee, for itself and on behalf of Protective Variable Life Separate Account (the "Account"), a separate account established by Protective Life in accordance with the laws of the State of Tennessee; Protective Investment Company (the "Company"), an open-end management investment company organized under the laws of the State of Maryland and Investment Distributors, Inc. ("IDI"), a broker-dealer.



                                  WITNESSETH:



    WHEREAS, the Account has been established by Protective Life pursuant to the Tennessee Insurance Code in connection with certain individual flexible premium variable and fixed life insurance policies ("Policies") proposed to be issued to the public by Protective Life; and



    WHEREAS, the Account has been registered as a unit investment trust under the Investment Company Act of 1940 (the "1940 Act"); and



    WHEREAS, the income, if any, and gains and losses, realized and unrealized, from assets allocated to the Account are, in accordance with the applicable policies, to be credited to or charged against Account without regard to other income, gains or losses of Protective Life; and



    WHEREAS, the Account is subdivided into various subaccounts ("sub-accounts") as to which income, if any, and gains and losses, realized and unrealized, from assets allocated to each such sub-account are to be credited to or charged against such sub-accounts without regard to other income, gains or losses of other sub-accounts; and



    WHEREAS, the Company is registered as an open-end management investment company organized under the laws of the State of Maryland and will operate in accordance with the 1940 Act; and



    WHEREAS, the Company is divided into various investment portfolio's (each, a "Fund"), each being subject to certain fundamental investment policies and restrictions that may not be changed without a majority vote of the shareholders of such Fund; and



    WHEREAS, the shares of each Fund will be offered to a corresponding sub-account; and



    WHEREAS, IDI is the principal underwriter for the Policies and is a broker-dealer registered as such under the Securities Exchange Act of 1934 and is a member of the National Association of Securities Dealers ("NASD");



    NOW THEREFORE, in consideration of the foregoing and of mutual covenants and conditions set forth herein Protective Life, the Account, IDI and the Company hereby agree as follows:



    1. The Policies funded through the Account will provide for the allocation of premium payments among certain sub-accounts for investment in such shares of the Funds as may be offered from time to time in the prospectus for the Policies. The selection of the particular sub-account is to be made by the policy owner and such selection may be changed or the cash value may be transferred among or between sub-accounts in accordance with the terms of the Policies.



    2. No representation is made as to the number or amount of such Policies to be sold; however, Protective Life, through IDI, will make reasonable efforts to market such Policies.



    3. The Company hereby appoints IDI as its principal underwriter and exclusive distributor to sell its shares to the Account. The Company reserves the right to sell its shares to other persons and to appoint additional underwriters and distributors.


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    4.  IDI accepts such appointment. IDI shall offer shares of the Company only on the terms set forth in the Company's currently effective registration statement.



    5. The Company agrees to sell to Protective Life those shares of the Company which the Account orders, executing such orders on a daily basis at the net asset value next computed after receipt by the Company or its designated agent of the order for the shares of the Company. For purposes of this Section, Protective Life shall be the designated agent of the Company for receipt of such orders from policy owners and receipt by such designated agent shall constitute receipt by the Company; provided that the Company's transfer agent receives notice of such order by 9:30 a.m. New York time on the next following business day. "Business day" shall mean any day on which the New York Stock Exchange is open for trading and on which the Company calculates the net asset value of the Funds as described in its registration statement.



    The Company agrees to make shares of each Fund available indefinitely for purchase at the applicable net asset value per share by the Account on those days on which the Company calculates its net asset value as described in its registration statement and the Company shall use reasonable efforts to calculate such net asset value on each business day as defined above. Notwithstanding the foregoing, the Board of Directors of the Company (hereinafter the "Board") may refuse to sell shares of any Fund to Protective Life, or suspend or terminate the offering of shares of any Fund if such action is required by law or by regulatory authorities having jurisdiction or is, in the sole discretion of the Board acting in good faith and in light of their fiduciary duties under federal and any applicable state laws necessary in the best interests of the Shareholders of such Fund or policy owners indirectly invested in such Fund.



    Protective Life shall pay for the such shares by 9:30 am. New York time on the next business day after an order to purchase shares is made in accordance with the provisions of this Section 5. Payment shall be in federal funds transmitted by wire to the Company's transfer agent or by a credit for any shares redeemed.



    6. The Company agrees to redeem for cash, on Protective Life's request, any full or fractional shares of the Company held by Protective Life, executing such requests on a daily basis at the net asset value next computed after receipt by the Company or its designated agents of the request for redemption by policy owners. For purposes of this Section, Protective Life shall be the designated agent of the Company for receipt of requests for redemption from policy owners and receipt by such designated agent shall constitute receipt by the Company; provided that the Company receives notice of such request for redemption by 9:30 a.m. New York time on the next following business day.



    The Company ordinarily shall make payment to Protective Life or shares redeemed on the day the Company receives notice from Protective Life, but the Company may delay payment for up to seven calendar days after the request is received. Payment shall be in federal funds transmitted by wire or by a credit for any shares purchased.



    7. Transfer of shares will be by book entry. No stock certificates will be issued to the Account. Shares of each Fund will be recorded in an appropriate title for the corresponding sub-account on the books of Protective Life. If, however, state law requires transfer other than by book entry, then the Company agrees to provide the required form of transfer.



    8. The Company shall make the net asset value per share for each Fund available to Protective Life on a daily basis as soon as reasonably practicable after the net asset value per share is calculated and shall use its best efforts to make such net asset value per share available to Protective Life by 7 p.m. New York time.



    9. The Company or its transfer agent shall furnish notice on the ex-dividend date to Protective Life of any dividend or distribution payable on any shares. All of such dividends and distributions as are payable on shares of a Fund shall be automatically reinvested in additional shares of that Fund. The Company shall notify Protective Life of the number of shares so issued.


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    10.  The Company  shall pay all  its expenses incidental  to its performance under this Agreement. The Company shall see to it that all of its shares are registered and authorized for issue in accordance with applicable federal and state laws prior to their purchase by Protective Life for the Account. The Company shall bear the expenses for the cost of registration of its shares, preparation of its prospectus, proxy materials and reports, the printing and distribution of such items to each policy owner who has allocated net amounts to any sub-account, the preparation of all statements and notices required by any federal or state law, and taxes imposed upon the Company on the issue or transfer of the Company's shares subject to this Agreement. The parties shall cooperate in the printing of the prospectuses of the Policies and the Company. The Company shall provide Protective Life with a reasonable quantity of Company prospectuses and reports to be sent to existing policy owners.



    11. The Company does not charge a load or redemption fee in connection with the sale or redemption of its shares and IDI will not charge any load or redemption fee in connection with the sale of shares to or redemption of shares from the Account. Notwithstanding this, IDI assumes and will pay, from its own resources, all expenses related to distribution of the Company's shares and will bear other costs and expenses attributable to any activity primarily intended to result in the sale of shares. Such expenses include, but are not limited to:



    (a) printing and distribution of the Company's prospectus to prospective investors;



    (b) preparation, printing and distribution of advertising and sales literature for use in the offering of the Company's shares (in connection with the offering of the Policies or otherwise) and printing and distribution of reports to shareholders used as sales literature; and



    (c) the qualification of IDI as a distributor or broker or dealer under any applicable federal or state securities laws;



    12. In selling shares of the Company, IDI shall use its best efforts in all respects duly to conform with the requirements of all federal and state laws and regulations and the less of the NASD, relating to the sales of the Company's shares or the Policies.



    13. IDI shall act as an independent contractor and nothing contained herein shall be construed to make it, its agents or representatives, or any employees, employees of the Company. In addition, IDI shall remain fully responsible for its own conduct and that of its agents, representatives and employees under applicable law.



    14. Protective Life and IDI shall make no representations concerning the Company or its shares except those contained in the then-current prospectus of the Company and in printed information subsequently issued on behalf of the Company and approved in writing by the Company as supplemental to such prospectus, or otherwise approved by the Company in writing.



    15. The Company represents that each  Fund of the Company shall comply  with
Section 817(h) of the Internal Revenue Code of 1986, as amended, (the "Code") and the regulations issued thereunder (Reg. Section 1.817-5), relating to the diversification requirements for variable annuity, endowment, and life insurance contracts, and any amendments or other modifications to such Section or regulations.



    The Company represents that each Fund of the Company is currently qualified or will be qualified as a Regulated Investment Company under Subchapter M of the Code and that every effort will be made to maintain such qualification (under Subchapter M or a successor or similar provision) and that the Company will notify Protective Life orally (followed by written notice) or by wire immediately upon having a reasonable basis for believing that any Series might not so qualify in the future.



    16. It is understood among the parties to this Agreement that, subject to obtaining any applicable regulatory approvals which may be conditioned on the parties complying with certain requirements, shares of the Funds may be offered in the future to the separate accounts of various insurance companies in addition to Protective Life and in connection with variable life insurance contracts or variable annuity contracts other than the Policies. It is also understood among the parties that shares


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of  the Funds only may  be offered to the  other persons identified in paragraph
(f) of Regulation Section 1.817-5, in order that the Account can rely on the "look-through" provisions of that paragraph.



    17. The Company represents and warrants that all of its officers, employees, investment advisers, and other individuals or entities having access to the assets of the Company are and shall continue to be at all times covered by a blanket fidelity bond or similar coverage for the benefit of the Company in an amount not less than the minimal coverage as required currently by Section 17(g) of the 1940 Act and Rule 17g-l or related provisions as may be promulgated from time to time.



    18. This Agreement shall terminate:



    (a) at any time on six months' written notice by the Company to Protective Life and IDI or on six months' written notice by Protective Life to the Company and IDI or on six months written notice by IDI to Protective Life and the Company without the payment of any penalty (provided, however, that if Protective Life is not able, acting in good faith, to obtain suitable substitute investment media within six months, this Agreement shall terminate one year from the date of the notice of termination); or



    (b) at the option of any party hereto upon institution of formal enforcement proceedings against the Company, the Company's investment manager, Protective Life or IDI by the Securities and Exchange Commission, or if Protective Life or the Company is determined by the other to have failed to perform its obligations under this Agreement in a satisfactory manner; or



    (c) upon a vote of the holders of a majority of the votes attributed to the shares supporting the Policies having an interest in a particular sub-account to substitute the shares of another investment company or Fund for the Company shares then being held by that sub-account in accordance with the terms of the Policies. Protective Life will give 60 days' prior written notice to the Company upon becoming aware of a proposed policy owner vote; or



    (d) in the event the shares of the Company are not registered, issued, or sold in accordance with applicable state and/or federal law or such law prohibits the use of such shares as an underlying investment for the Policies issued or to be issued by Protective Life. Prompt notice of such an event shall be given by each party to the other in the event the conditions of this provision occur; or



    (e) upon assignment of this Agreement, at the option of any party not assigning this Agreement.



    19. Each notice required by this Agreement shall be given in writing to:



           R. Stephen Briggs, Executive Vice President
           Protective Life Insurance Company
           2801 Highway 280 South
           Birmingham, Alabama 35223



           Lizabeth R. Nichols, Esq.
           Protective Investment Company
           2801 Highway 280 South
           Birmingham, Alabama 35223



           Lizabeth R. Nichols, Esq.
           Investment Distributors, Inc.
           2801 Highway 280 South
           Birmingham, Alabama 35223



    20. Each party hereto shall cooperate with each other party and all appropriate government authorities and shall permit such authorities reasonable access to its books and records in connection with any investigation or inquiry relating to this Agreement or the transactions contemplated hereby.


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

    The Company agrees that all records and other data pertaining to the Policies are the exclusive property of Protective Life and that any such records and other data shall be furnished to Protective Life by the Company upon termination of this Agreement for any reason whatsoever. Protective Life shall have the right to inspect, audit and copy all pertinent records pertaining to the Policies. This shall not preclude the Company from keeping copies of such data or records for its own files subject to the provisions of this section.



    21. Protective Life, the Account and IDI agree to look solely to the assets of the Company for the satisfaction of any liability of the Company, with respect to this Agreement and will not seek recourse against the members of the Board or its officers, employees, agents, or shareholders, or any of them, or any of their personal assets for such satisfaction.



    22. The Company agrees to indemnify and hold harmless Protective Life, each member of its Board of Directors, each of its officers, and any person that controls Protective Life within the meaning of Section 15 of the Securities Act of 1933 against any and all losses, claims, damages, liabilities (including amounts paid in settlement with the written consent of the Company) or litigation (including legal and other expenses) to which Protective Life may become subject under any statute, at common law or otherwise, insofar as such losses, claims, damages, liabilities or expenses (or actions in respect thereof) or settlements arise as a result of Protective Life's reliance on an information contained in a then current prospectus, statement of additional information, or report of the Company; or any current information communicated to Protective Life in writing by the Company.



    The Company shall, at all times, have the right, but not the obligation, to take over and conduct, in the name of Protective Life, the Account and/or IDI, the investigation and defense of any claim by a third party for which indemnification may be sought, and in such event, Protective Life, the Account and/or IDI shall cooperate in every way with the Company.



    23. The Company agrees to indemnify and hold harmless IDI, each member of its Board of Directors, each of its officers, and any person that controls IDI within the meaning of Section 15 of the Securities Act of 1933 against any and all losses, claims, damages, liabilities (including amounts paid in settlement with the written consent of the Company) or litigation (including legal and other expenses) to which IDI may become subject under any statute, at common law or otherwise, insofar as such losses, claims, damages, liabilities or expenses (or actions in respect thereof) or settlements arise as a result of IDI's reliance on an information contained in a then current prospectus, statement of additional information, or report of the Company; or any current information communicated to IDI in writing by the Company.



    The Company shall, at all times, have the right, but not the obligation, to take over and conduct, in the name of IDI, or any controlling person of IDI, the investigation and defense of any claim by a third party for which indemnification may be sought, and in such event, IDI shall cooperate in every way with the Company.



    24. Protective Life agrees to indemnify and hold harmless the Company, each member of its Board, each of its officers, and each person that controls the Company within the meaning of the Securities Act of 1933 against any and all losses, claims, damages, liabilities (including amounts paid in settlement with the written consent of Protective Life) or litigation (including legal and other expenses) to which the Company may become subject under any statute, at common law or otherwise, insofar as such losses, claims, damages, liabilities or expenses (or actions in respect thereof) or settlements arise as result of the Company's reliance on any information contained in the then current prospectus, statement of additional information, or contract of the Account; or any information communicated to the Company in writing by Protective Life.



    Protective Life shall, at all times, have the right, but not the obligation, to take over and conduct, in the name of the Company, the investigation and defense of any claim by a third party for which indemnification may be sought, and in such event, the Company shall cooperate in every way with Protective Life.


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    25.  IDI agrees to indemnify  and hold harmless the  Company, each member of its Board, each of its officers, and each person that controls the Company within the meaning of the Securities Act of 1933 against any and all losses, claims, damages, liabilities (including amounts paid in settlement with the written consent of IDI) or litigation (including legal and other expenses) to which the Company may become subject under any statute, at common law or otherwise, insofar as such losses, claims, damages, liabilities or expenses (or actions in respect thereof) or settlements arise as a result of the Company's reliance on any information communicated to the Company in writing by IDI (for inclusion in the Company's registration statement or otherwise), as a result of any misrepresentation or omission to state a material fact by IDI (or any agent or employee of IDI) unless such misrepresentation or omission was made in reliance on written information furnished by the Company or as a result of IDI's
wilful   misconduct  or  failure  to  exercise  reasonable  care  and  diligence
(including supervision of its agents representatives and employees) in providing the services the Company specified herein.



    IDI shall, at all times, have the right, but not the obligation, to take over and conduct, in the name of the Company, the investigation and defense of any claim by a third party for which indemnification may be sought, and in such event, the Company shall cooperate in every way with IDI.



    26. This Agreement shall be construed in accordance with the laws of the State of Maryland.



    27. This Agreement shall be subject to the provisions of the 1933, 1934 and 1940 Acts, and the rules and regulations and rulings thereunder, including such exemptions from those statutes, rules and regulations as the Securities and Exchange Commission may grant and the terms hereof shall be interpreted and construed in accordance therewith.



    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and attested as of the date shown on the first page.



                                               PROTECTIVE LIFE INSURANCE
                                               COMPANY ON BEHALF OF ITSELF
                                               AND PROTECTIVE VARIABLE LIFE
ATTEST:                                        SEPARATE ACCOUNT

                                               By: ----------------------------------------
--------------------------------------------

                                               PROTECTIVE INVESTMENT COMPANY
ATTEST:

                                               By: ----------------------------------------
--------------------------------------------

                                               INVESTMENT DISTRIBUTORS, INC.
ATTEST:

                                               By: ----------------------------------------
--------------------------------------------


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